Exhibit 10.1

June 25, 2014

Mr. David A.B. Brown

379 Main Street

Winchester, MA 01890-2923

Dear David:

We are pleased to confirm our offer of employment with Layne Christensen Company (the “Company”). Effective as of June 25, 2014, you would assume the position of the Company’s President and Chief Executive Officer. The details of our offer are outlined below:

1. Compensation

a. Salary & Vacation. Your annual salary will be Five Hundred Fifty Thousand Dollars ($550,000) during the period that you are serving as President and Chief Executive Officer and will be paid in accordance with the Company’s normal payroll procedures. You will be entitled to four weeks of paid vacation.

b. Equity Grant. You will receive a non-qualified stock option under the Company’s 2006 Equity Incentive Plan (the “Equity Plan”) for the purchase of that number of shares of common stock determined by dividing $275,000 by the value of such option determined by the Company’s option pricing model as of June 25, 2014 (the date of grant), with an exercise price per share equal to the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s common stock as of June 25, 2014 and that will vest upon the earlier of (i) one year of service (after the date hereof) on the Board or as the President and Chief Executive Officer of the Company or (ii) the hiring of a successor President and Chief Executive Officer; provided that you are the President and Chief Executive Officer or a director on the vesting date. In accordance with the terms of the Equity Plan, if a Change in Control (as defined in the Equity Plan) occurs, the stock option will become fully vested. The stock option agreement relating to the stock option will be on the form previously approved by the Board of Directors.

c. Eligibility for Participation in Other Benefit Plans. To the extent that (a) you are eligible under the general provisions thereof (including without limitation, any plan provision providing for participation to be limited to persons who were employees of the Company or certain of its subsidiaries prior to a specific point in time) and (b) the Company maintains such plan or program for the benefit of other executives at your level, and so long as you are an employee of the Company at the time of the adoption of the plan or program, you shall be eligible to participate in the Company’s retirement plans, health plans, and other employee and executive benefit plans as sponsored by the Company from time to time. The terms of these plans shall be determined by the Company or as thereafter amended. Any grants or awards made in accordance with these plans shall be governed by the terms of the applicable plans and the grant or award agreement provided to you at the time of issuance.

d. No Other Financial Commitments. Other than as expressly stated, you acknowledge that the Company has not extended to you any further bonus or incentive-related commitments, including without limitation participation in any cash incentive bonus plans. You further acknowledge and understand that with regard to all future bonus-related commitments, to be effective and binding on the Company, these commitments must be expressly and specifically agreed to in writing, and signed by an authorized officer of the Company.

e. Payments Subject to Withholdings & Deductions. The amount of any payment made to you by the Company under the terms of this letter will be reduced by any required withholdings and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

f. Temporary Housing. You will be required to work from the Company’s corporate headquarters in The Woodlands, Texas. The Company will reimburse you for reasonable temporary housing expenses that you may incur in the Houston area during your service as President and Chief Executive Officer. The Company will also reimburse you for the costs associated with reasonable commuting expenses between Houston, Texas and your personal residence during your service as President and Chief Executive Officer.

g. Reimbursement of Business Expenses. In addition to the above-noted expenses relating to temporary housing and commuting, you will be promptly reimbursed for all reasonable, ordinary and necessary travel, entertainment and other business-related expenses that you incur in performing your duties for the Company, in accordance with the policies and procedures that we have in place from time to time and provided that you properly account for such expenses in accordance with federal, state and local tax requirements.

2. Other Terms & Conditions.

a. Employment At Will. The terms of this letter do not imply employment for any specific period of time. Rather, your employment is at will. You have the right to terminate your employment at any time with or without cause or notice, unless it is otherwise required as stated herein, and the Company reserves for itself an equal right, subject to the terms of this letter.

b. Acknowledgement of Officer of Publicly Traded Company. If you accept the position being offered, you will become an executive officer of a publicly traded company. The Company’s legal counsel will make all necessary securities and compliance filings on your behalf, subject to your input and approval, at the Company’s cost. In addition, the Company will be required to publicly disclose information regarding your compensation and other terms of your employment in its securities filings.

c. Company Policies and Procedures. You hereby agree that, effective from and after the start date of your employment, you will adhere to the Company’s policies and procedures applicable to all employees generally, and/or applicable to your position and function within the Company. Upon commencement of your employment, you will be required to execute the Company’s standard forms and acknowledgements generally. These policies and procedures, which you will receive in the context of your orientation, address, among other things, outside employment limitations, arbitration of disputes, compliance rules and regulations, Code of Conduct and Ethics, insider trading, Foreign Corrupt Practices Act, equal employment opportunity and sexual harassment and information security policies. You should fully familiarize yourself with these policies and procedures as they pertain to your employment. The Company reserves its full discretion to change or modify its policies and procedures, or to adopt/implement new policies.

d. Claw Back Provisions. As an executive officer of the Company, you will be subject to any incentive compensation recoupment policy adopted by the Company.

This letter and the attachments referenced herein constitute the complete understanding between you and the Company concerning the subject matter(s) addressed, and they supersede any prior oral or written understanding regarding the terms and conditions of your employment with the Company. No oral modifications to the commitments made herein shall be valid. Any changes to these must be in writing and signed by you and an authorized representative of the Company.

If you are still serving as President and Chief Executive Officer after June 30, 2015, the Board will re-evaluate your compensation arrangements at that time.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to the Company. A duplicate original is enclosed for your records.

Sincerely,

Steve F. Crooke

Senior Vice President—General Counsel

Accepted and agreed to this 25th day of June, 2014.

/s/ David A.B. Brown
David A.B. Brown

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